Exhibit 99.2

Black Gold V Well Update

December 10, 2024

The Black Gold V was closed for further investment in early October.

In May, Royale Energy received an offer from a major oil company to purchase its interest in the Pradera Fuego field. After thorough deliberation, Royale declined the offer, reaffirming its commitment to developing the field alongside its investors.

Meanwhile, Ares Energy, the operator of the field and majority owner with a 70% interest, decided to monetize its holdings. Over the summer, Ares opened a data room to prospective buyers, attracting interest from over 50 companies, including several major oil firms, who signed non-disclosure agreements to review the project’s data.

After multiple rounds of negotiations following the submission of bids in September, Ares initiated discussions for a Purchase and Sale Agreement. During this process, Ares paused drilling operations to focus on the sale, with plans to resume drilling upon the transaction’s completion.

This temporary delay in operations has yielded positive developments. First, the interest shown by larger operators underscores the substantial value of the Pradera Fuego field. Additionally, the possibility of a well-capitalized new operator could accelerate the drilling and development timeline. Should the sale not proceed, Ares Energy will remain the operator, a favorable outcome given its excellent track record of successfully drilling the project’s first seven wells and its strong collaboration with Royale Energy.

A resolution is expected soon, after which a detailed update on the timeline for resuming drilling operations will be provided.

Despite the temporary delay, investors in the Black Gold V project benefit from secured proven oil and natural gas reserves and the immediate availability of tax deductions upon investment.

Thank you and all the best,

Royale Team